EXHIBIT 10.4


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                                  OPTION NOTICE


February 15, 2008

Cameron King
4750 Paton Street
Vancouver, British Columbia V6L 2J1

Dear Mr. King:
Please accept this Option Notice delivered in accordance with Section 1.2 of that certain Option Agreement dated February 1, 2008 by and between Holloman Energy Corporation ("Holloman") and yourself (the "Agreement") for the transfer and sale by Holloman of the common stock of Endeavor Canada Corporation, a subsidiary of First Endeavor Holdings, Inc., which is a subsidiary of Holloman, in exchange for your 6,500 Class A Preferred Shares of Holloman and 6,500,000 Class A Preferred Shares of First Endeavor Holdings, Inc.

You are herewith informed of Holloman's exercise of its Option with respect to the Option Interest as outlined in the Agreement. The Closing under the Agreement shall be at 10:00AM, Monday, February 25, 2008 at a mutually agreeable location.

Sincerely,

/s/  Grant Petersen

Grant Petersen,
Chief Executive Officer
Holloman Energy Corporation




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